Exhibit 3.10

1567 MEDIA LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

Dated as of June 5, 2009

TABLE OF CONTENTS

		Page
1.	DEFINITIONS	1
2.	FORMATION AND PURPOSE	2
2.1.	Formation, etc.	2
2.2.	Name	2
2.3.	Registered Office/Agent	3
2.4.	Term	3
2.5.	Purpose	3
2.6.	Specific Powers	3
2.7.	Certificate	4
2.8.	Principal Office	4
3.	MEMBER; CAPITAL CONTRIBUTIONS	4
3.1.	Member	4
3.2.	Capital Contribution	5
3.3.	Additional Capital Contributions	5
3.4.	Return of Capital Contributions	5
4.	STATUS AND RIGHTS OF THE MEMBER	5
4.1.	Limited Liability	5
4.2.	No Make-Up	5
4.3.	Return of Distributions of Capital	5
5.	CAPITAL ACCOUNT; ALLOCATIONS; DISTRIBUTIONS	6
5.1.	Capital Account	6
5.2.	Allocations	6
5.3.	Distributions	6
5.4.	Withholding	6
5.5.	Taxation	6
6.	MANAGEMENT, RIGHTS, AND DUTIES OF THE MEMBER	6
6.1.	Management	6
6.2.	Agents	6
6.3.	Reliance by Third Parties	7
7.	TRANSFER OF INTERESTS	7
7.1.	The Member may sell, assign, pledge, encumber, dispose of or otherwise transfer all or any part of the economic or other rights that comprise its Interest	7
8.	AMENDMENTS TO AGREEMENT	7
8.1.	This Agreement may be amended or modified by the Member by a writing executed by the Member	7
9.	DISSOLUTION OF COMPANY	8
9.1.	Events of Dissolution or Liquidation	8
9.2.	Liquidation	8
10.	INDEMNIFICATION	8
10.1.	General	8
10.2.	Exculpation	9

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10.3.	Persons Entitled to Indemnity	9
10.4.	Procedure Agreements	9
10.5.	Indemnification Vested	9
11.	MISCELLANEOUS	9
11.1.	General	9
11.2.	Notices, Etc.	10
11.3.	Gender and Number	10
11.4.	Severability	10
11.5.	Headings	10
11.6.	No Third Party Rights	10

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1567 MEDIA LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

THIS LIMITED LIABILITY COMPANY AGREEMENT (as amended from time to time, this “Agreement”) of 1567 Media LLC (the “Company”) is entered into as of June     , 2009 by Clear Channel Outdoor, Inc., a Delaware corporation.

RECITALS

WHEREAS, the Member deems it to be advisable and in the best interests of the Company to amend and restate the Limited Liability Company Agreement pursuant to and in accordance with the Delaware Limited Liability Company Act in order to conduct the business described herein.

AGREEMENT

NOW, THEREFORE, the Member agrees with the Company as follows:

1.	DEFINITIONS.

For purposes of this Agreement the following terms shall have the following meanings:

“Act” shall mean the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.) as amended and in effect from time to time.

“Affiliate” shall mean, with respect to any specified Person, any Person that directly or through one or more intermediaries controls or is controlled by or is under common control with the specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” is defined in the preamble.

“Capital Account” is defined in Section 5.1.

“Capital Contribution” shall mean the amount of cash and the fair market value of any other property contributed to the Company with respect to the Interest held by the Member.

“Certificate” shall mean the Certificate of Formation of the Company filed on August 18, 2000 and any and all amendments thereto and restatements thereof filed on behalf of the Company as permitted hereunder with the office of the Secretary of State of the State of Delaware.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the corresponding provisions of any future federal tax law.

“Company” is defined in the preamble.

“Distribution” shall mean the amount of cash and the fair market value of any other property distributed in respect of the Member’s Interest in the Company.

“Effective Date” is defined in Section 2.1.

“Fiscal Year” shall mean the fiscal year of the Company which shall end on December 31 in each year or on such other date in each year as the Member shall otherwise elect.

“Indemnified Party” is defined in Section 10.1.

“Interest” shall mean the entire interest of the Member in the capital and profits of the Company, including the right of the Member to any and all benefits to which the Member may be entitled as provided in this Agreement, together with the obligations of the Member to comply with all the terms and provisions of this Agreement.

“Member” shall mean Clear Channel Outdoor, Inc., listed as member on the signature page to the Agreement, unless any other Person acquires an Interest in the Company and is admitted to the Company as a Member pursuant to this Agreement.

“Person” shall mean an individual, partnership, joint venture, association, corporation, trust, estate, limited liability company, limited liability partnership, or any other legal entity.

2.	FORMATION AND PURPOSE.

2.1. Formation, etc. The Company was formed as a limited liability company pursuant to the Act by the filing of the Certificate with the Secretary of State of Delaware on August 18, 2000 (the “Effective Date”). The rights, duties and liabilities of the Member shall be determined pursuant to the Act and this Agreement. To the extent that such rights, duties or obligations are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control. By execution hereof, the Member is affirmed as a member of the Company and as the holder of a limited liability interest in the Company.

2.2. Name. The name of the Company is 1567 Media LLC. The business of the Company may be conducted under that name or, upon compliance with applicable laws, any other name that the Member deems appropriate or advisable. The Member shall file, or shall cause to be filed, any fictitious name certificates and similar filings, and any amendments thereto, that the Member considers appropriate or advisable.

2.3. Registered Office/Agent. The registered office required to be maintained by the Company in the State of Delaware pursuant to the Act is c/o Corporation Service Company, 2711 Centreville Road, Suite 400, Wilmington, Delaware 19898. The name and address of the registered agent of the Company pursuant to the Act is Corporation Service Company, 2711 Centreville Road, Suite 400, Wilmington, Delaware 19898. The Company may, upon compliance with the applicable provisions of the Act, change its registered office or registered agent from time to time in the discretion of the Member.

2.4. Term. The term of the Company shall continue indefinitely unless sooner terminated as provided herein. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate as provided in the Act.

2.5. Purpose. The Company is formed for the purpose of, and the nature of the business to be conducted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any activities necessary, convenient or incidental thereto.

2.6. Specific Powers. Without limiting the generality of Section 2.5, the Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose set forth in Section 2.5, including, but not limited to, the power:

(a) to conduct its business, carry on its operations and have and exercise the powers granted to a limited liability company by the Act in any country, state, territory, district or other jurisdiction, whether domestic or foreign;

(b) to acquire by purchase, lease, contribution of property or otherwise, own, hold, operate, maintain, finance, improve, lease, sell, convey, mortgage, transfer, demolish or dispose of any real or personal property;

(c) to negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, perform and carry out and take any other action with respect to contracts or agreements of any kind, including without limitation leases, licenses, guarantees and other contracts for the benefit of or with any Member or any Affiliate of any Member without regard to whether such contracts may be deemed necessary, convenient to, or incidental to the accomplishment of the purposes of the Company;

(d) to purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign corporations, associations, general or limited partnerships, trusts, limited liability companies, or individuals or other persons or direct or indirect obligations of the United States or of any government, state, territory, governmental district or municipality or of any instrumentality of any of them;

(e) to lend money, to invest and reinvest its funds, and to accept real and personal property for the payment of funds so loaned or invested;

(f) to borrow money and issue evidence of indebtedness, and to secure the same by a mortgage, pledge, security interest or other lien on the assets of the Company;

(g) to pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Company or to hold such proceeds against the payment of contingent liabilities;

(h) to sue and be sued, complain and defend, and participate in administrative or other proceedings, in its name;

(i) to appoint employees, officers, agents and representatives of the Company, and define their duties and fix their compensation;

(j) to indemnify any Person in accordance with the Act and this Agreement;

(k) to cease its activities and cancel its Certificate; and

(1) to make, execute, acknowledge and file any and all documents or instruments necessary, convenient or incidental to the accomplishment of the purpose of the Company.

2.7. Certificate. Each officer of the Company listed on Exhibit 6.2 and each of their duly appointed and validly serving successors are designated as authorized persons, within the meaning of the Act, to execute, deliver and file any amendments or restatements of the Certificate and any other certificates necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

2.8. Principal Office. The principal executive office of the Company shall be located at such place within or without the State of Delaware as the Member shall establish, and the Member may from time to time change the location of the principal executive office of the Company to any place within or without the State of Delaware. The Member may establish and maintain such additional offices and places of business of the Company, either within or without the State of Delaware, as it deems appropriate.

3.	MEMBER; CAPITAL CONTRIBUTIONS.

3.1. Member. The name and the business address of the Member of the Company are as follows:

Name	Address
Clear Channel Outdoor, Inc.	Clear Channel Outdoor, Inc.
200 E. Basse
San Antonio, TX 78209

3.2. Capital Contribution. The Member has made a good and valuable Capital Contribution to the Company.

3.3. Additional Capital Contributions. The Member may make additional Capital Contributions to the Company for such purposes, at such times and in such amounts as shall be determined by such Member; provided, however, that the Member shall not be obligated to make any additional Capital Contributions.

3.4. Return of Capital Contributions. The Member shall not have the right to demand a return of all or any part of its Capital Contributions, and any return of the Capital Contributions of the Member shall be made solely from the assets of the Company and only in accordance with the terms of this Agreement. No interest shall be paid to the Member with respect to its Capital Contributions.

4.	STATUS AND RIGHTS OF THE MEMBER

4.1. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and neither the Member nor any other Indemnified Party shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or an Indemnified Party. All Persons dealing with the Company shall look solely to the assets of the Company for the payment of the debts, obligations or liabilities of the Company. The Member shall not be obligated to make up any deficit in the Member’s Capital Account.

4.2. No Make-Up. In no event shall the Member be required to make up any deficiency in its Capital Account upon the dissolution or termination of the Company.

4.3. Return of Distributions of Capital. Except as otherwise expressly required by law, the Member, in its capacity as such, shall have no liability either to the Company or any of its creditors in excess of (a) the amount of its Capital Contributions actually made, (b) of any assets and undistributed profits of the Company and (c) to the extent required by law, the amount of any distributions wrongfully distributed to it. Except as required by law or a court of competent jurisdiction, no Member or investor in or partner of a Member shall be obligated by this Agreement to return any Distribution to the Company or pay the amount of any Distribution for the account of the Company or to any creditor of the Company. The amount of any Distribution returned to the Company by or on behalf of the Member or paid by or on behalf of the Member for the account of the Company or to a creditor of the Company shall be added to the account or accounts from which it was subtracted when it was distributed to the Member.

5.	CAPITAL ACCOUNT; ALLOCATIONS; DISTRIBUTIONS

5.1. Capital Account. The Company shall maintain a capital account (a “Capital Account”) for the Member. The Capital Account shall be increased by all Capital Contributions made by the Member and all profits allocated to the Member and be decreased by all distributions to the Member and by all losses allocated to the Member.

5.2. Allocations. All of the Company’s profits and losses shall be allocated to the Member.

5.3. Distributions. Subject to the requirements of the Act, the amount and timing of all distributions shall be determined by the Member. Distributions may be made in cash, securities or other property.

5.4. Withholding. The Member hereby authorizes the Company to withhold and pay over any withholding or other taxes payable by the Company as a result of the Member’s status as a Member hereunder.

5.5. Taxation. It is the intent of the Member that, since the Company has a single owner, the Company shall be disregarded as an entity separate from its Member for federal tax purposes pursuant to Section 7701 of the Code and the Treasury Regulations promulgated thereunder.

6.	MANAGEMENT, RIGHTS, AND DUTIES OF THE MEMBER

6.1. Management. Management, operation and policy of the Company shall be vested exclusively in the Member, and there shall be no “manager” within the meaning of the Act. The Member, acting through its duly authorized agents, is authorized and empowered on behalf and in the name of the Company to perform all acts and engage in all activities and transactions which it may in its sole discretion deem necessary or advisable in order to cause the Company to carry out its purpose and exercise the powers granted to the Company hereunder and under the Act. The Member is an agent of the Company and the actions of the Member in such capacity shall be binding on the Company without liability to the Member.

6.2. Agents. The Member by written instrument signed by the Member shall have the power to appoint officers and agents to act for the Company with such titles, if any, as the Member deems appropriate and to delegate to such officers and agents such of the powers as are held by the Member hereunder including the power to execute documents on behalf of the Company, as the Member may determine; provided, however, that no such appointment or delegation shall cause the Person so appointed or delegated to be deemed a “manager” within the meaning of the Act. The agents so appointed may include persons holding titles such as Chief Executive Officer, President, Chief Financial Officer, Executive Vice President, Vice President, Treasurer, Controller or Secretary. Any officer may be removed at any time with or without cause. The officers of the Company as of the date hereof are set forth on Exhibit 6.2. Unless the authority of the agent designated as the officer in question is limited in the document appointing such officer, any officer so appointed shall have the same authority to act for the Company as a corresponding officer of a Delaware corporation would have to act for a Delaware corporation in the absence of a specific delegation of authority and all deeds, leases, transfers, contracts, bonds, noted, checks, drafts or other obligations made, accepted or endorsed by the corporation may be signed by the Chairman, if any, the President, a Vice President, the Treasurer, Controller or the Secretary at the time in office. The Member by written instrument signed by the Member may, in the sole discretion of the Member, ratify any act previously taken by an agent acting on behalf of the Company. Except as provided in this Section 6.2, the Member shall be the sole person with the power to bind the Company.

6.3. Reliance by Third Parties. Any person or entity dealing with the Company or the Member may rely upon a certificate signed by the Member as to: (a) the identity of the Member, (b) the existence or non-existence of any fact or facts which constitute a condition precedent to acts by the Member or are in any other manner germane to the affairs of the Company, (c) the persons who or entities which are authorized to execute and deliver any instrument or document of or on behalf of the Company, (d) the authorization of any action by or on behalf of the Company by the Member or any officer or agent acting on behalf of the Company or (e) any act or failure to act by the Company or as to any other matter whatsoever involving the Company or the Member.

7.	TRANSFER OF INTERESTS

7.1. The Member may sell, assign, pledge, encumber, dispose of or otherwise transfer all or any part of the economic or other rights that comprise its Interest. The transferee shall have the right to be substituted for the Member under this Agreement for the transferor if so determined by the Member. No Member may withdraw or resign as Member except as a result of a transfer pursuant to this Section 7 in which the transferee is substituted for the Member. None of the events described in Section 18-304 of the Act shall cause the Member to cease to be a Member of the Company.

8.	AMENDMENTS TO AGREEMENT

8.1. This Agreement may be amended or modified by the Member by a writing executed by the Member. The Member shall cause to be prepared and filed any amendment to the Certificate that may be required to be filed under the Act as a consequence of any such amendment or modification.

9.	DISSOLUTION OF COMPANY

9.1. Events of Dissolution or Liquidation. The Company shall be dissolved and its affairs wound up upon the happening of either of the following events: (a) the written determination of the Member or (b) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

9.2. Liquidation. After termination of the business of the Company, a final allocation shall be made pursuant to Section 5.2 and the assets of the Company shall be distributed in the following order of priority:

(a) to creditors of the Company, including the Member if a creditor to the extent permitted by law, in satisfaction of liabilities of the Company (whether by payment thereof or the making of reasonable provision for payment thereof) other than liabilities for distributions to the Member; and then

(b) to the Member.

10.	INDEMNIFICATION

10.1. General. The Company shall indemnify, defend, and hold harmless, to the maximum extent permitted by the law, the Member and any director, officer, partner, stockholder, controlling Person or employee of the Member, and any Person serving at the request of the Company as a director, officer, employee, partner, trustee or independent contractor of another corporation, partnership, limited liability company, joint venture, trust or other enterprise (all of the foregoing Persons being referred to collectively as “Indemnified Parties” and individually as an “Indemnified Party”) from any liability, loss or damage incurred by the Indemnified Party by reason of any act performed or omitted to be performed by the Indemnified Party in connection with the business of the Company and from liabilities or obligations of the Company imposed on such Party by virtue of such Party’s position with the Company, including reasonable attorneys’ fees and costs and any amounts expended in the settlement of any such claims of liability, loss or damage; provided, however, that the foregoing shall not require the Company to indemnify any Person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such Person; provided, further, that if the liability, loss, damage or claim arises out of any action or inaction of an Indemnified Party, indemnification under this Section 10 shall be available only if (a) either (i) the Indemnified Party, at the time of such action or inaction, determined in good faith that its, his or her course of conduct was in, or not opposed to, the best interests of the Company or (ii) in the case of inaction by the Indemnified Party, the Indemnified Party did not intend its, his or her inaction to be harmful or opposed to the best interests of the Company, and (b) the action or inaction did not constitute fraud, gross negligence or willful misconduct by the Indemnified Party; provided, further, however, that the indemnification under this Section 10.1 shall be recoverable only from the assets of the Company and not from any assets of the Member. Unless the Member determines in good faith that the Indemnified Party is unlikely to be entitled to indemnification under this Section 10, the Company shall pay or reimburse reasonable attorneys’ fees of an Indemnified Party as incurred, provided that such Indemnified Party executes an undertaking, with appropriate security if requested by the Member, to repay the amount so paid or reimbursed in the event that a final non-appealable determination by a court of competent jurisdiction that such Indemnified Party is not entitled to indemnification under this Section 10. The Company may pay for insurance covering liability of the Indemnified Party for negligence in operation of the Company’s affairs.

10.2. Exculpation. No Indemnified Party shall be liable, in damages or otherwise, to the Company or to the Member for any loss that arises out of any act performed or omitted to be performed by it, him or her pursuant to the authority granted by this Agreement if (a) either (i) the Indemnified Party, at the time of such action or inaction, determined in good faith that such Indemnified Party’s course of conduct was in, or not opposed to, the best interests of the Company or (ii) in the case of inaction by the Indemnified Party, the Indemnified Party did not intend such Indemnified Party’s inaction to be harmful or opposed to the best interests of the Company and (b) the conduct of the Indemnified Party did not constitute fraud, gross negligence or willful misconduct by such Indemnified Party.

10.3. Persons Entitled to Indemnity. Any Person who is within the definition of “Indemnified Party” at the time of any action or inaction in connection with the business of the Company shall be entitled to the benefits of this Section 10 as an “Indemnified Party” with respect thereto, regardless whether such Person continues to be within the definition of “Indemnified Party” at the time of such Indemnified Party’s claim for indemnification or exculpation hereunder.

10.4. Procedure Agreements. The Company may enter into an agreement with any of its officers, employees, consultants, counsel and agents, or the Member, setting forth procedures consistent with applicable law for implementing the indemnities provided in this Section 10.

10.5. Indemnification Vested. Neither the amendment nor repeal of sections 10.1 or 10.2, nor the adoption of any provision of this Agreement inconsistent with sections 10.1 or 10.2, shall eliminate or reduce the effect of sections 10.1 and 10.2, in respect of any matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to receive expenses pursuant to sections 10.1 and 10.2, if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

11.	MISCELLANEOUS

11.1. General. This Agreement: (a) shall be binding upon the legal successors of the Member, (b) shall be governed by and construed in accordance with the laws of the State of Delaware and (c) contains the entire agreement as to the subject matter hereof. The waiver of any of the provisions, terms, or conditions contained in this Agreement shall not be considered as a waiver of any of the other provisions, terms, or conditions hereof.

11.2. Notices, Etc. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery or receipt (which may be evidenced by a return receipt if sent by registered mail or by signature if delivered by courier or delivery service), addressed to the Member at its address in the records of the Company or otherwise specified by the Member.

11.3. Gender and Number. Whenever required by the context, as used in this Agreement the singular number shall include the plural, the plural shall include the singular, and all words herein in any gender shall be deemed to include the masculine, feminine and neuter genders.

11.4. Severability. If any provision of this Agreement is determined by a court to be invalid or unenforceable, that determination shall not affect the other provisions hereof, each of which shall be construed and enforced as if the invalid or unenforceable portion were not contained herein. That invalidity or unenforceability shall not affect any valid and enforceable application thereof, and each said provision shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by law.

11.5. Headings. The headings used in this Agreement are used for administrative convenience only and do not constitute substantive matter to be considered in construing the terms of this Agreement.

11.6. No Third Party Rights. Except for the provisions of Sections 6.3 and 10, the provisions of this Agreement are for the benefit of the Company, the Member and permitted assignees and no other Person, including creditors of the Company, shall have any right or claim against the Company or the Member by reason of this Agreement or any provision hereof or be entitled to enforce any provision of this Agreement.

IN WITNESS WHEREOF, the Member has executed this Agreement as of the day and year first set forth above.

CLEAR CHANNEL OUTDOOR, INC.

By:
Name:	Hamlet T. Newsom, Jr.
Title:	Assistant Secretary

[Amended and Restated LLC Agreement of 1567 Media LLC]